3-3-3 Steadfast Income REIT Acquires Three Kansas City Apartments

Ex. 99.2
18100 Von Karman Avenue
Suite 500
Irvine, CA 92612
949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST INCOME REIT APPROVES
NEW NET ASSET VALUE OF $10.24

IRVINE, Calif., July 13, 2012 – Steadfast Income REIT, Inc. announced today the determination of an estimated net asset value (NAV) per share of the company’s common stock of $10.24 as of March 31, 2012.
"We feel this estimated per share value highlights the successful execution of our strategy of creating value for our shareholders by making acquisitions of primarily well established, income-producing apartment property investments that are positioned to benefit from the potential growth of the multifamily sector,” said Rodney F. Emery, CEO and president of Steadfast. “We believe we can continue to drive value in our real estate portfolio by selectively investing in markets that are often overlooked by real estate firms of a similar caliber to Steadfast Companies.”
The estimated per share value of $10.24 was determined by Steadfast Income REIT’s board of directors based on the estimated value of the company’s assets consisting primarily of 11 multifamily properties, less the estimated value of its liabilities divided by the number of shares outstanding on an adjusted fully diluted basis, all as of March 31, 2012.

2-2-2 Steadfast Income REIT Announces New Net Asset Value

About Steadfast Income REIT
Steadfast Income REIT is a real estate investment trust that intends to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.
This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

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